Exhibit 3.1

TENTH AMENDMENT TO

LIMITED PARTNERSHIP AGREEMENT

OF

THE MILLS LIMITED PARTNERSHIP

THIS TENTH AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT OF THE MILLS LIMITED PARTNERSHIP (this “Amendment”), dated as of April 3, 2007, is entered into by The Mills Corporation, a Delaware corporation, as general partner (the “General Partner”) of The Mills Limited Partnership (the “Partnership”), for itself and on behalf of the limited partners of the Partnership.

WHEREAS, Section 4.2(A) of the Limited Partnership Agreement of the Partnership (as heretofore amended, the “Partnership Agreement”) authorizes the General Partner to cause the Partnership to issue additional Partnership Units (as defined in the Partnership Agreement) in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, all as determined by the General Partner in its sole and absolute discretion.

WHEREAS, the Partnership has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 12, 2007, by and among SPG-FCM Ventures, LLC, SPG-FCM Acquisition, Inc., SPG-FCM Acquisition, L.P., the General Partner and the Partnership, pursuant to which the Partnership will issue a newly created class of Preferred Units (as defined in the Partnership Agreement) to certain holders of LP Units (as defined in the Merger Agreement);

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Section 11.1(A) of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to establish a new class of Preferred Units, to be entitled Roll-Over Preferred Partnership Units (the “Roll-Over Preferred Partnership Units”), and to set forth the designations, rights, powers, preferences and duties of such Roll-Over Preferred Partnership Units.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement, as follows:

1. Certain Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned in the Partnership Agreement. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

2. Amendment to Section 4.2. Section 4.2 of the Partnership Agreement is hereby amended by adding after Section 4.2(M) the following section:

N. Roll-Over Preferred Partnership Units. Under the authority granted to it by Section 4.2(A) hereof, the General Partner hereby establishes an additional class of Preferred Units entitled “Roll-Over Preferred Partnership Units” (the “Roll-Over

Preferred Partnership Units”). Roll-Over Preferred Partnership Units shall have only the designations, preferences, rights, powers and duties as follows: Each holder of a Roll-Over Preferred Partnership Unit shall have the right to receive from the Partnership an amount of cash equal to the Merger Consideration; provided, however, that a holder of a Roll-Over Preferred Partnership Unit shall be provided the right to make a Roll-Over Election for Simon OP Units (the terms “LP Units,” “Merger Consideration,” “Simon OP Units,” and “Roll-Over Election” shall have the meanings ascribed to them in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 12, 2007, by and among SPG-FCM Ventures, LLC, SPG-FCM Acquisition, Inc., SPG-FCM Acquisition, L.P., the General Partner and the Partnership) and any Roll-Over Preferred Partnership Unit issued to a holder of LP Units that is subsequently determined not to have been an Eligible Holder (as defined in the Merger Agreement), including any holder who acquires Roll-Over Preferred Partnership Units other than pursuant to conversion of its LP Units in accordance with the Merger Agreement, or with respect to which a Roll-Over Election shall not have been made shall automatically be converted into the right to receive an amount of cash equal to the Merger Consideration; provided, however, that any Roll-Over Preferred Partnership Unit contributed to Simon Property Group, L.P. in connection with a Roll-Over Election shall automatically be converted into a LP Unit.

3. Continuing Status as a Partner. Each holder of a Roll-Over Partnership Unit shall continue to be a Partner of the Partnership (having the designations, preferences, rights, powers and duties described in this Tenth Amendment) until such time that each such holder receives either Simon OP Units pursuant to a validly made Roll-Over Election or an amount of cash from the Partnership equal to the Merger Consideration.

4. Severability. If any term or other provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be effectively impaired or invalidated.

5. Full Force and Effect. Except as expressly amended hereby, the Partnership Agreement shall remain in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has executed this Tenth Amendment as of the date first set forth above.

THE MILLS CORPORATION, as General Partner of The Mills Limited Partnership and on behalf of existing Limited Partners

By:	/s/ Stephen E. Sterrett
Name:	Stephen E. Sterrett
Title:	Vice President and Assistant Secretary